Exhibit 99.1

GeoMet Announces Record First Quarter 2008 Results

Houston, Texas—May 12, 2008-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced record financial and operating results for the first quarter ended March 31, 2008.

First Quarter 2008 Results

For the quarter ended March 31, 2008 GeoMet recorded:

•	Record Gas Sales Volumes—Average net gas sales volumes for the quarter were 20.6 MMcf per day, an 8.5% increase from the first quarter of 2007.

•

Record Adjusted EBITDA—Adjusted EBITDA for the quarter increased 51.1% to $9.3 million from $6.2 million in the prior year period. EBITDA was $0.4 million for the quarter as compared to $1.5 million for the same period of 2007. Adjusted EBITDA and EBITDA are non-GAAP measures. See the accompanying table for reconciliations of net loss to EBITDA and of EBITDA to Adjusted EBITDA.

•

Increased Adjusted Net Income—Adjusted net income for the quarter was $3.3 million, up 57.2% from $2.1 million, in the first quarter of 2007. Adjusted net income is a non-GAAP measure. See the accompanying table for a reconciliation of net loss to adjusted net income.

•

Increased Gas Sales—Gas sales for the quarter were $15.6 million, a 31.5% increase from the first quarter in 2007. The average natural gas price, adjusted for realized hedging gains, was $8.79 per Mcf during the first quarter of 2008 versus $7.68 per Mcf for the same period in 2007. Excluding the impact of hedging, the average natural gas price during the quarter was $8.33 per Mcf as compared to the prior year period average of $6.95 per Mcf.

For the quarter ended March 31, 2008, GeoMet recorded a net loss of $2.1 million, or $0.05 per fully diluted share, as compared to a net loss of $1.0 million, or $0.03 per fully diluted share, for the same period in 2007. During both periods, the net loss was impacted by unrealized losses from the change in the market value of its natural gas derivative contracts. In the current quarter, the Company experienced an unrealized loss from such natural gas derivative contracts of $8.6 million ($5.5 million after income taxes) as compared to an unrealized loss of $4.6 million ($3.2 million after income taxes) for the same period in 2007.

Capital expenditures for the quarter ended March 31, 2008 were $7.5 million, compared to $18.0 million for the same period in the prior year.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, commented on the Company’s performance in the first quarter of 2008: “We are pleased with these record quarterly results, particularly in light of reduced capital expenditures over the last few quarters. In this strong natural gas price environment, we have opportunities in all five of our projects to increase capital expenditures which we believe will lead to continued record results. As a result, our Board of Directors has approved a $6 million increase in our 2008 capital spending for lease acquisition, exploration and development activities, an increase of 15%.”

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss first quarter of 2008 results on Monday, May 12, 2008 at 10:30 a.m. Central Time. To participate, dial (888) 571-8168 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 44840036. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be archived on the Company’s website shortly after the end of the call on Monday, May 12, 2008.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Gas sales	$15,581	$11,848
Operating fees and other	298	292

Total revenues	15,879	12,140
Expenses:
Total production expenses	5,216	5,162
Depreciation, depletion and amortization	2,459	2,075
General and administrative	2,493	2,276
Realized gains on derivative contracts	(862)	(1,246)
Unrealized losses from the change in market value of open derivative contracts	8,647	4,574

Total operating expenses	17,953	12,841

Operating loss from continuing operations	(2,074)	(701)

Other expenses & interest, net	(1,302)	(897)

Loss before income taxes and discontinued operations	(3,376)	(1,598)
Income tax benefit	1,234	496

Loss from continuing operations	(2,142)	(1,102)

Discontinued operations, net of tax	—	76

Net loss	$(2,142)	$(1,026)

Earnings per share:
Loss from continuing operations
Basic	$(0.05)	$(0.03)

Diluted	$(0.05)	$(0.03)

Discontinued operations
Basic	$—	$—

Diluted	$—	$—

Net loss per common share
Basic	$(0.05)	$(0.03)

Diluted	$(0.05)	$(0.03)

Weighted average number of common shares:
Basic	39,004	38,682

Diluted	39,004	38,682

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007
Assets:
Current assets	$13,383	$11,509
Properties and equipment, net	371,208	366,229
Other assets	813	939

Total assets	$385,404	$378,677

Liabilities and stockholders’ equity
Current liabilities	$14,813	$13,572
Long-term debt	101,171	96,730
Other long-term liabilities	53,942	49,700

Total liabilities	169,926	160,002
Total stockholders’ equity	215,478	218,675

Total liabilities and stockholders’ equity	$385,404	$378,677

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2008	2007
Net cash provided by operating activities	$3,846	$3,982
Net cash used in investing activities	(7,210)	(18,078)
Net cash provided by financing activities	4,514	14,012
Effect of exchange rates changes on cash	144	(33)

Increase (decrease) in cash and cash equivalents	1,294	(117)
Cash and cash equivalents at beginning of period	1,541	1,414

Cash and cash equivalents at end of period	$2,835	$1,297

GEOMET, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET LOSS

(In thousands)

	Three Months Ended March 31,
	2008	2007
Net loss	$(2,142)	$(1,026)
Add: Interest expense, net of interest income and amounts capitalized	1,296	868
Add: Other expense	6	29
Deduct: Benefit from income taxes	(1,234)	(462)
Add: Depreciation, depletion and amortization	2,459	2,075

EBITDA	385	1,484
Add: Unrealized losses on derivative contracts	8,647	4,574
Add: Stock based compensation	188	81
Add: Accretion expense	84	51

Adjusted EBITDA	$9,304	$6,190

The table above reconciles net loss to EBITDA and Adjusted EBITDA. EBITDA is defined as net income before net interest expense, other non-operating income or losses, income taxes, and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before unrealized losses (gains) on derivative contracts, stock-based compensation and accretion expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET LOSS

(In thousands)

	Three Months Ended March 31,
	2008	2007
Net loss	$(2,142)	$(1,026)
Add: Unrealized losses on derivative contracts (net of tax)	5,486	3,153

Adjusted net income	$3,344	$2,127

The table above reconciles net loss to adjusted net income. Adjusted net income is calculated by eliminating the unrealized gains or losses on derivative contracts (net of tax) from net income to arrive at adjusted net income. Although adjusted net income is a non-GAAP measure, we believe it is useful information for investors because the unrealized loss relates to derivative instruments that hedge our production in future months. The loss that is associated with derivative instruments that hedge current production is recognized in net income and is not eliminated in determining adjusted net income. The adjustment better matches derivative losses with the period when the underlying hedged production occurs.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended March 31,
	2008	2007
Net Sales Volume
Total (MMcf)	1,871	1,706
Daily average (Mcf)	20,562	18,954
Average natural gas price	$8.33	$6.95
Differential to NYMEX (1)	$0.30	$0.18
Average natural gas price – realized (2)	$8.79	$7.68
Expenses: ($ per Mcf)
Lease operating costs	$2.00	$1.98
Transportation costs	$0.19	$0.50
Compression costs	$0.37	$0.38
Production taxes	$0.23	$0.16

Total production costs	$2.79	$3.02

(1)	The difference between the average natural gas price for the period, before the impact of hedging, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes
(2)	Average realized price includes the effects of realized gains on derivative contracts

GEOMET, INC.

OPERATING STATISTICS

POND CREEK FIELD

	Three Months Ended March 31,
	2008	2007
Net Sales Volume
Total (MMcf)	1,223	1,066
Daily average (Mcf)	13,437	11,850
Expenses: ($ per Mcf)
Lease operating costs	$1.61	$1.67
Transportation costs	$0.28	$0.80
Compression costs	$0.35	$0.38
Production taxes	$0.08	$0.02

Total production costs	$2.32	$2.87

GEOMET, INC.

OPERATING STATISTICS

GURNEE FIELD

	Three Months Ended March 31,
	2008	2007
Net Sales Volume
Total (MMcf)	559	540
Daily average (Mcf)	6,143	6,002
Expenses: ($ per Mcf)
Lease operating costs	$3.18	$2.93
Transportation costs	$0.00	$0.00
Compression costs	$0.48	$0.47
Production taxes	$0.51	$0.41

Total production costs	$4.17	$3.82

GEOMET, INC.

CONSOLIDATED HEDGE POSITIONS

At March 31, 2008, the Company had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor	Sold Floor
Summer 2008	1,712,000	$10.50	$7.00	$5.00
Winter 2008/2009	906,000	$11.00	$8.50	$6.25
Winter 2008/2009	906,000	$11.00	$8.84	$6.00
Summer 2009	1,284,000	$10.00	$7.50	$5.25
Summer 2009	1,284,000	$10.00	$8.50	$6.50
Winter 2009/2010	906,000	$11.20	$9.50	$7.00

(1)	Summer – April through October
(2)	Winter – November through March

At March 31, 2008, the Company had the following natural gas swap position:

Period	Volume in MMBtu’s	Price
Summer 2008	736,000	$8.00

At March 31, 2008, the Company had the following interest rate swap positions:

Description	Effective date	Designated maturity date	Fixed rate		Notional amount
Floating-to-fixed swap	12/14/2007	12/14/2010	3.86	%(1)	$15,000,000
Floating-to-fixed swap	1/3/2008	1/4/2010	3.95	%(1)	$10,000,000
Floating-to-fixed swap	3/25/2008	3/25/2010	2.38	%(1)	$10,000,000

(1)	The floating rate paid by the counterparty is the British Bankers’ Association LIBOR rate.